EXHIBIT 10.2

Quantitative Investment Management LLC

Commodity Trading Advisory Agreement

This Agreement for Commodity Trading Advisory Services is made and entered into this ____ day of February 2010, by and between Quantitative Investment Management LLC, (the “Advisor”) and RFMC Willowbridge Fund, LP , whose general partner is Ruvane Fund Management Corporation, (the “Client”).

This Agreement is entered into based upon the following representations:

The Client represents that it has speculative capital for the principal purpose of investing in certain commodity futures contracts and other investment instruments as described in Exhibit A (the “Trading Interests”) pursuant to trading policies described in the Advisor’s Disclosure Document and proprietary trading strategy as detailed in Exhibit A, as it may be updated or amended (the “Strategy”), and has been informed and is fully cognizant of the possible high risks associated with such investments.

It is mutually agreed that:

1.
The Client shall deposit with such commodities broker as is mutually acceptable to the parties (the “Broker”) funds and/or securities in an amount of not less than reflected in section (a)(i) of Exhibit B (the “Account”).

2.
The Client hereby appoints the Advisor, and the Advisor accepts such appointment, as its agent and attorney-in-fact with respect to the management of the Account. The Advisor will trade the Trading Interests pursuant to the Strategy and will have the exclusive authority to issue all necessary instructions to the Broker, provided that Client can instruct Advisor to exit positions necessary for Client to satisfy speculative trading limits. The Advisor also agrees to manage the Account in accordance with the agreed upon “Nominal Account Size” as described in Section (a) of Exhibit B (agreed trading level irrespective of amount of “Actual Funds,” including non-cash, margin qualifying assets, on deposit). Client agrees to execute all documents necessary, including the questionnaire in Exhibit B, for such purpose. All such transactions shall be for the account and risk of the Client.

3.	The Advisor will seek capital appreciation in the Account by trading speculatively in the Trading Interests utilizing the Strategy as described in Exhibit A.

4.	The Advisor’s services are not rendered exclusively to the Client, and the Advisor shall be free to render similar services to others.

5.
This Agreement shall remain in effect until terminated upon receipt of written notice by mail, fax or email (“Written Notice”) of either party from the other. The Advisor or the Client may terminate this Agreement for any reason upon such Written Notice. Upon termination of this Agreement, the Advisor will close all open positions, and all accrued but unpaid fees shall become immediately due and payable to the Advisor.

6.
The Client may withdraw funds from the Account at any time and may add funds to the Account in such amount as mutually agreed upon with the Advisor (however, Client acknowledges that there is no assurance that the Advisor will allow it to add funds); provided, however, that the Client agrees to notify the Advisor by Written Notice in advance of such additions and withdrawals. No adjustment may be made to the Nominal Account Size without the mutual consent of both Client and Advisor. The Client acknowledges that the Advisor may terminate this Agreement pursuant to the terms of paragraph 5 if the Client reduces or gives Written Notice to the Advisor that it intends to reduce the Account to a level below which the Advisor cannot effectively utilize the Strategy.

7.
The Account shall bear all commissions and/or related expenses arising from the transactions exercised in the management of the Account. The Client shall be responsible for assuring the payment of all margins, premiums, commissions and other amounts due to the Broker or any futures commission merchant (“FCM”) executing trades on behalf of the Client as provided in paragraph 13 in connection with transactions effected by the Advisor. The Client shall also authorize and instruct the Broker or any FCM to furnish the Advisor with copies of any and all statements, confirmations and other documents and materials provided to the Client with respect to trading conducted by the Advisor with such Broker or FCM hereunder.

8.	The Client agrees to inform the Advisor immediately if the Client is dissatisfied with the Advisor’s decisions or actions, or if the Client is dissatisfied with the Broker’s handling of the Account.

9.
The Advisor’s recommendations and authorizations shall be for the account and risk of the Client. The Advisor makes no guarantee that any of its services will result in a profit to the Client. The Client has discussed the risks of futures trading with the Broker and the Advisor and understands those risks. The Client assumes the responsibility of losses that may be incurred. Client acknowledges that since it is the owner of the Account and the Account is not a limited liability structure, it bears the risk of losses in excess of the capital it has invested in the Account.

10.
The Client will not pay the Advisor any management fee. The Client will pay the Advisor a quarterly incentive fee equal to a percentage of any New Net Profit in the Client’s Account as of the end of each calendar quarter as set forth in Exhibit B. “New Net Profit” is defined as the excess of the cumulative Gain/Loss from Commodity Trading (excluding interest) less trading and management fees over its highest past value at any prior calendar quarterly period (i.e., “new” profit). The “Gain/Loss from Commodity Trading” is the net gain or loss from closed and completed commodity transactions (after brokerage commissions) plus the increases/decreases in the value of the open positions at the end of each calendar quarter (accounting for commissions that would be incurred by closing such open positions). In the event of subsequent losses, the quarterly incentive fee would not be charged until there are New Net Profits to offset such losses. The quarterly incentive fee shall not be rebated by virtue of subsequent losses. To the extent that the Nominal Account Size is reduced at a time when the cumulative Gain/Loss from Commodity Trading represents a net loss, the amount of such net loss (a “Carry Forward Loss”) will be reduced by multiplying the Carry Forward Loss by a fraction, the numerator of which is the Nominal Account Size immediately after such reduction and the denominator of which is the Nominal Account Size immediately prior to such reduction. The Client will pay the Advisor any such incentive fee payment in a timely manner and provide the Advisor with an accounting prepared by its administrator regarding such payment.

11.
The Client agrees to execute such additional forms as Broker deems necessary to authorize the Broker to make payments from the Account to the Advisor in compensation for services set forth in this Agreement.

12.
The parties agree that the specific terms of this Agreement and the advice provided to the Client by the Advisor are confidential and shall not be disclosed by either party except as is reasonably necessary in the ordinary course of such party’s operations or pursuant to valid legal process.

13.
The Client acknowledges that the Advisor may utilize the services of multiple FCMs for the execution of trades for Client’s account and that FCMs may include FCMs other than the Broker. Client authorizes the Advisor to use other FCMs for the placement and execution of trades for Client’s account at the Advisor’s sole discretion.

14.
The Advisor makes no guarantee that any of its services will result in a profit or will not result in a loss for the Client. The Advisor will not be liable to the Client or to others except by reason of acts constituting willful misconduct or gross negligence as to its duties herein, and disclaims any liability for human or machine errors in order to trade or not to trade any Trading Interest.

15.
The Client represents to the Advisor that it is a “qualified eligible person” (“QEP”) as defined in Rule 4.7 under the Commodity Exchange Act because it meets one or more of the criteria listed in Exhibit C. The General Partner represents to the Advisor that it is a member in good standing of the NFA, and that the Client is in compliance with all applicable rules and regulations of the Securities and Exchange Commission, the CFTC, and the NFA to the extent material to the conduct of its business. The Advisor represents to the Client that it is a member in good standing of the NFA and has all required governmental and regulatory licenses to perform its obligations under this Agreement and the Advisor is in compliance with all applicable rules and regulations of the CFTC and the NFA to the extent material to the conduct of its business; and the performance by the Advisor of its obligations under this Agreement will not violate, or constitute a default under, the certificate of incorporation of, articles of incorporation, bylaws of, or any agreement, order, law or regulation binding upon, the Advisor.

16.
This Agreement shall be governed by and construed and administered in accordance with the internal substantive laws of the State of Virginia without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Charlottesville, Virginia in accordance with the rules then in effect of the National Futures Association, and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Client agrees to pay all expenses, including attorneys’ fees, incurred by Advisor to defend any unsuccessful claim Client brings against Advisor, and the Advisor agrees to pay all expenses, including attorneys’ fees, incurred by Client to defend any successful claim Advisor brings against Client.

17.
The parties agree to comply with all applicable federal, state and local laws, rules and regulations with respect to this Agreement. Each party agrees that it will promptly notify the other party in the event that it becomes aware any violation or non-compliance with such laws, rules or regulations or the commencement of any action, suit, proceeding or investigation involving such party. The Advisor agrees to provide the General Partner with any information concerning the Advisor that the General Partner may reasonably request concerning the Advisor including, but not limited to, information regarding any change in control, personnel, trading approach and financial condition which the General Partner reasonably deems to be material to the Client, and shall notify the General Partner of any such matters the Advisor believes are material to the Client. The Advisor shall cooperate, to the extent that the General Partner may reasonably request, in preparing offering materials, investor information reports and regulatory filings relating to the Client. Nothing in this Agreement shall require the Advisor to disclose the proprietary details of the Strategy used to manage the Client’s Account. The Advisor will make itself reasonably available upon the reasonable request of the General Partner to support efforts to market or develop the Client, including without limitation participating in telephone calls and meetings with potential marketers or customers of the Client. Further, the Advisor agrees to cooperate with the General Partner in connection with its obligations to the Client.

18.
In the event that any of the provisions of this Agreement are invalid for any reason whatsoever, all other conditions and provisions of this Agreement shall, nevertheless remain in full force and effect.

19.	Neither party may assign this Agreement without the prior consent of the other party.

20.	This Agreement constitutes the entire agreement between the parties, and no modifications or amendments of this Agreement shall be binding unless in writing and signed by the participants hereto.

21.	Client acknowledges that he has read and understands this Agreement describing the Strategy pursuant to which the Account will be managed.

22.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute one document.

23.	By depositing funds with the Broker, the Client acknowledges and accepts the proprietary techniques of the Strategy and the Client’s suitability to bear the economic risk of loss in commodity trading.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

RFMC WILLOWBRIDGE FUND, LP	QUANTITATIVE INVESTMENT MANAGEMENT LLC:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Interests Traded:

E-mini Nasdaq	10 Year Note	Euro Currency	Gold
E-mini S&P	US Bond	Japanese Yen	Silver
E-mini Russell	2 Year Note	British Pound	Copper
Dax	5 Year Note	Canadian Dollar	Natural Gas
FTSE 100	EuroDollar	Australian Dollar	Crude Oil
DJ Euro Stoxx 50	Eurobund	Swiss Franc	Brent Crude
Hang Seng	Euribor	Corn	Gas Oil
Nikkei 225 (OSE)	Euro-Bobl	Soybeans	Heating Oil
CAC - 40	Euro-Schatz	Sugar	Unleaded Gas
KOSPI	Long Gilt	Wheat	WTI Crude
SGX Nikkei	Short Sterling
TOPIX	JGB (TSE)

Investment Strategy & Restrictions:

Quantitative Investment Management’s Global Program uses over 5,000 quantitative trading models that utilize pattern recognition to predict short and medium-term price movements in global futures contracts.

Currently, only exchanged traded futures contracts will be traded in accordance with and  pursuant to the Reference Fund (or the onshore or offshore funds which invest in the Reference Fund).

The Advisor will give the Client prompt written notice following the commencement of trading new interests, strategies or markets, provided that such notice shall be given no later than 30 days after the commencement of such trading.

EXHIBIT B

Conditions for this Account:

(a)           The Nominal Account Size at which the Account will be traded is $20,000,000 (twenty million dollars).

(i)           Initial Actual Funds: The initial actual deposit in the Account is $20,000,000 (twenty million dollars).

(ii)           Committed Funds: Client hereby states that the Account’s marginable assets include $-0- in funds not deposited in the actual trading account, but on deposit in a separate account at the FCM (“Committed Funds”). Client acknowledges an additional cross-margining agreement may be required.

(iii)           Initial Notional Funds: Client hereby acknowledges that the Account’s Nominal Account Size includes $-0-_ in initial notional funds not deposited in the actual trading Account.

(b)           The quarterly incentive fee rate for this account is 30% (thirty percent).

(c)           The estimated average per trade commission rate is $11 per roundturn.

EXHIBIT C

Qualified Eligible Person (“QEP”) Status

“Portfolio Requirement”

Portfolio Requirement means that a Subscriber --

(a)           owns securities (excluding interests in issuers with which Subscriber is affiliated) and other investments with an aggregate market value of at least $2 million.

(b)           has on deposit for its own account with a futures commission merchant, at any time during the preceding six months, $200,000 or more in exchange-specified initial margin and option premiums for futures and other commodity interest positions, or

(c)           has a portfolio comprised of a proportionate combination of the investments specified in (a) above and the margin and premium specified in (b) above -- e.g., investments of $1,000,000 and margin and option premiums of $100,000).

“Natural Persons” (i.e., Individuals)

1.           Subscriber meets the Portfolio Requirement AND -- either --

(a)           has a net worth (including home, furnishings and automobiles), or joint net worth with spouse, exceeding $1 million, OR

(b)           has had individual gross income of $200,000 or more in the past two calendar years, or joint gross income with spouse of $300,000 in those years and, in either case, has a reasonable expectation of his individual or joint gross spousal income, respectively, reaching the same level in the current year.

Pension and Profit-Sharing Plans

2.           Subscriber meets the Portfolio Requirement AND is --

(a)           An employee benefit plan under ERISA: (i) whose decision to invest in the Fund is made by a plan fiduciary (as defined in ERISA §3(21)) that is a registered investment adviser, bank, savings and loan association, or insurance company; or (ii) with total assets exceeding $5 million; or (iii) that is a self-directed plan, and the decision to invest in the Fund is made by a QEP; or

(b)           A plan established and maintained by a state, a political subdivision thereof, or any agency or instrumentality thereof, for the benefit of its employees and with total assets exceeding $5 million.

Individual Retirement Accounts

3.           An IRA whose owner is a QEP under 1(a) above.

Partnerships, Corporations and other Entities

4.           Subscriber meets the Portfolio Requirement AND is--

(a)           A commodity pool, trust, insurance company separate account or bank collective  trust: (i) with total assets exceeding $5 million, (ii) that was not formed for the purpose of investing in the Fund and (iii) whose decision to invest in the Fund was directed by a QEP. (If the entity does not meet these tests, it may still qualify as a QEP under (9) below.);

(b)           A corporation, a partnership or a Massachusetts or similar business trust, but which is not a commodity pool, that: (i) has total assets exceeding $5 million and (ii) was not formed for the specific purpose of investing in the Fund;

(c)           An insurance company (as defined in §2(1) of the Securities Act) acting for its own account or for the account of a QEP; an investment company registered under the ICA, or a business development company as defined therein which was not formed for the specific purpose of investing in the Fund; a bank (as defined in §3(a)(2) of the Securities Act) or savings and loan or other institution (as defined in §3(a)(5)(A) of the Securities Act) acting for its own account or that of a QEP; or an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5 million; or

(d)           A governmental entity (including the U.S., any state, or a non-U.S. jurisdiction) or political subdivision thereof, or a multinational or supranational entity, or any instrumentality, agency or department of any of the foregoing, if authorized by law to invest in a commodity pool.

Investment Professionals and Related Persons

5.           A CFTC-registered CPO or CTA who: (a) has been registered and active as such for two years or (b) in the case of a CPO operates pools with aggregate assets exceeding $5 million, or in the case of a CTA advises accounts with aggregate assets deposited with futures commission merchants exceeding $5 million.

6.           With respect to an exempt pool, (such as the Fund):

(a)           The CPO, CTA or investment adviser of the exempt pool offered or sold, or an affiliate of any of the foregoing;

(b)           A principal of the exempt pool or the CPO, CTA or investment adviser of the exempt pool, or an affiliate of any of the foregoing;

(c)           An employee of the exempt pool or the CPO, CTA or investment adviser of the exempt pool, or of an affiliate of any of the foregoing (other than an employee performing solely clerical, secretarial or administrative functions with regard to such person or its investments) who, in connection with his or her regular functions or duties, participates in the investment activities of the exempt pool, other commodity pools operated by the pool operator of the exempt pool or other accounts advised by the trading advisor or the investment adviser of the exempt pool, or by the affiliate; provided that such employee has been performing such functions and duties for or on behalf of the exempt pool, CPO, CTA, investment adviser or affiliate, or substantially similar functions or duties for or on behalf of another person engaged in providing commodity interest, securities or other financial services, for at least 12 months;

(d)           Any other employee of, or an agent engaged to perform legal, accounting, auditing or other financial services for, the exempt pool or the CPO, CTA or investment adviser of the exempt pool, or any other employee of, or agent so engaged by, an affiliate of any of the foregoing (other than an employee or agent performing solely clerical, secretarial or administrative functions with regard to such person or its investments); provided, that such employee or agent:

(i)           Is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended; and

(ii)           Has been employed or engaged by the exempt pool, commodity pool operator, commodity trading advisor, investment adviser or affiliate, or by another person engaged in providing commodity interest, securities or other financial services, for at least 24 months;

(e)           The spouse, child, sibling or parent of a person who satisfies the criteria of 6(a)-(d) above; provided that: (i) an investment in the exempt pool by any such family member is made with the knowledge and at the direction of the person; and (ii) the family member is not a qualified eligible person for the purposes CFTC Rule 4.7(a)(3)(xi);

7.           A CFTC-registered futures commission merchant.

8.           An SEC-registered broker or dealer.

Entities That Are Wholly-Owned by QEPs

9.           An entity in which all the owners or participants are QEPs.

Non-United States Persons

10.           An individual who is not a resident of the United States.

11.           A corporation, partnership or other entity organized principally for passive investment (such as a commodity pool or investment company): (a) that was not formed for the principal purpose of enabling U.S. Persons to participate in the Fund or in other commodity pools exempt under CFTC Rule 4.7; and (b) is 90% or more owned by Non-U.S. Persons and U.S. Persons that are QEPs.

12.           A corporation, partnership or other entity, other than a passive investment entity as described immediately above, organized under the laws of, and with its principal place of business in, a non-U.S. jurisdiction.

13.           A pension plan for the employees, officers or principals of an entity organized and with its principal place of business outside the U.S.

14.           An estate or trust whose income is not subject to U.S. income tax, regardless of source.